Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Susan R. Camp
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	SCamp@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Reports First Quarter 2008 Results

ARLINGTON, VA – May 7, 2008 – MCG Capital Corporation (Nasdaq: MCGC) announced today its results for the quarter ended March 31, 2008. MCG will host an investment community conference call at 10:00 a.m. Eastern Time, on Thursday, May 8, 2008.

Highlights
	Three Months ended
(dollars in millions except per share amounts)	March 31,		%

	2007	2008	change

Revenue	$40.1	$43.0	+ 7%
Distributable net operating income (DNOI)	$23.0	$23.0	—%
Net operating income (NOI)	$20.0	$21.3	+ 7%
Net income	$30.5	$2.5	- 92%
DNOI/share (a)	$0.38	$0.34	- 11%
NOI/share (a)	$0.33	$0.31	- 6%
EPS (a)	$0.50	$0.04	- 92%
Dividends/share	$0.44	$0.44	—%
Gross originations and advances	$177.9	$37.2	- 79%
Total investment portfolio at fair value at March 31	$ 1,342.2	$ 1,512.4	+ 13%
Net increase (decrease) in investment portfolio	$94.1	$(32.7)

(a)	In accordance with SFAS 128—Earnings per Share, or SFAS 128, the weighted average shares of common stock outstanding used in computing DNOI per share, NOI per share and basic and diluted earnings per share for the three months ended March 31, 2008 and 2007 have been adjusted retroactively by a factor of 1.052% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on March 28, 2008. See Recent Developments for additional information about the rights offering.

Dividend Declaration

     MCG also announced today that its board of directors has declared a second quarter 2008 dividend of $0.27 per share. The dividend is payable as follows:

Record date: June 30, 2008 Payable date: July 30, 2008

Conference Call/Webcast/Replay

     MCG will host an investment community conference call on Thursday, May 8th at 10:00 a.m. Eastern Time. Slides and financial information reviewed in the investor conference call will be available on MCG’s website at http://www.mcgcapital.com prior to the call.

Conference Call:	Thursday, May 8, 2008 at 10:00 a.m. Eastern Time
Dial-in Number:	877/675-4757 or 719/325-4851 for international callers (no access code required)
Live Webcast /Replay:	http://investor.mcgcapital.com

MCG Capital Corporation
May 7, 2008

Call Replay:	888/203-1112 or 719/457-0820	for	international	callers	–	replay	pass	code
#8882064, through May 18, 2008

MCG Capital Corporation
May 7, 2008

MCG Capital Corporation
Consolidated Balance Sheets
	March 31,	December 31,
(in thousands, except per share amounts)	2008	2007

	(unaudited)
Assets
Cash and cash equivalents	$ 12,028	$23,297
Cash, securitization accounts	20,494	37,003
Cash, restricted	2,790	4,010
Investments at fair value
Non-affiliate investments (cost of $653,247 and $675,077, respectively)	675,420	706,819
Affiliate investments (cost of $68,986 and $70,516, respectively)	76,544	77,601
Control investments (cost of $828,711 and $818,808, respectively)	760,452	760,670

Total investments (cost $1,550,944 and $1,564,401, respectively)	1,512,416	1,545,090
Interest receivable	9,203	11,272
Other assets	17,755	16,909

Total assets	$ 1,574,686	$1,637,581

Liabilities
Borrowings (maturing within one year of $157,423 and $166,922, respectively)	$ 720,336	$751,035
Interest payable	6,465	6,599
Dividends payable	28,855	28,858
Other liabilities	8,827	16,400

Total liabilities	764,483	802,892

Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on March 31, 2008 and December 31, 2007,
65,570 issued and outstanding on March 31, 2008 and 65,587 issued and outstanding on
December 31, 2007	656	656
Paid-in capital	935,092	933,274
Undistributed (distributions in excess of) earnings:
Paid-in capital	(84,070)	(84,070)
Other	(2,383)	4,704
Net unrealized depreciation on investments	(38,528)	(19,311)
Stockholder loans	(564)	(564)

Total stockholders’ equity	810,203	834,689

Total liabilities and stockholders’ equity	$ 1,574,686	$1,637,581

Net asset value per common share at period end	$ 12.36	$12.73

Note: Certain prior period information has been reclassified to conform to current year presentation

MCG Capital Corporation
May 7, 2008

MCG Capital Corporation
Consolidated Statements of Operations (unaudited)
	Three Months Ended
	March 31,

(in thousands, except per share amounts)	2008	2007

Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$19,874	$19,040
Affiliate investments (5% to 25% owned)	1,873	3,211
Control investments (more than 25% owned)	20,652	14,423

Total interest and dividend income	42,399	36,674

Advisory fees and other income
Non-affiliate investments (less than 5% owned)	353	1,657
Affiliate investments (5% to 25% owned)	—	—
Control investments (more than 25% owned)	244	1,811

Total advisory fees and other income	597	3,468

Total revenue	42,996	40,142

Operating expenses
Interest expense	10,300	9,145
Employee compensation
Salaries and benefits	6,206	5,502
Amortization of employee restricted stock awards	1,742	2,982

Total employee compensation	7,948	8,484
General and administrative expense	3,482	2,467

Total operating expenses	21,730	20,096

Net operating income before investment gains and losses and income tax provision	21,266	20,046

Net realized gains on investments
Non-affiliate investments (less than 5% owned)	—	—
Affiliate investments (5% to 25% owned)	—	—
Control investments (more than 25% owned)	200	2,527

Total net realized gains on investments	200	2,527

Net unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	(9,567)	(1,495)
Affiliate investments (5% to 25% owned)	472	(203)
Control investments (more than 25% owned)	(9,703)	9,946

Total net unrealized (depreciation) appreciation on investments	(18,798)	8,248

Net investment (losses) gains before income tax provision	(18,598)	10,775
Income tax provision	170	367

Net income	$2,498	$30,454

Earnings per basic and diluted common share(b)	$0.04	$0.50
Cash distributions declared per common share	$0.44	$0.44
Weighted average common shares outstanding
Basic(b)	67,941	61,086
Diluted(b)	67,941	61,153
(b) In accordance with SFAS 128—Earnings per Share, or SFAS 128, the weighted average shares of common stock outstanding used in computing basic and diluted earnings per share for the three months ended March 31, 2008 and 2007 have been adjusted retroactively by a factor of 1.052% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on March 28, 2008. See Recent Developments for additional information about the rights offering.

Note: Certain prior period information has been reclassified to conform to current year presentation

MCG Capital Corporation May 7, 2008 Page 5 Portfolio Activity

     The fair value of our investment portfolio totaled $1.512 billion at March 31, 2008 as compared to $1.545 billion at December 31, 2007. During the first quarter of 2008, we originated investments of $7.9 million in three portfolio companies (some of which were new customers and some of which were existing customers) and made advances of $29.3 million to existing portfolio companies. The originations of $7.9 million included $1.6 million of senior debt, $0.3 million of secured subordinated debt, and $6.0 million of preferred equity. The significant origination activity included:

  $6.0 million in preferred equity, to TNR Entertainment Corp., the nation’s second largest owner/operator of DVD rental kiosks, to support continuing operations.
  $1.6 million in senior debt, to Florida Tower Partners II, LLC, a telecom tower development company.

     Gross payments, reductions and sales of securities during the first quarter of 2008 of $51.6 million were composed of $33.5 million of senior debt, $13.7 million of secured subordinated debt, $3.6 million of preferred equity and $0.8 million of common equity. The significant activity included:

  $11.2 million in senior debt repaid by Communicom Broadcasting, LLC.
  $12.6 million in secured subordinated debt repaid by Micro Dental Laboratories.
  $10.7 million in senior debt through the syndication of our senior debt position in LMS Intellibound Investors, LLC. Our position was sold at par and no gain or loss was recognized on this transaction.

MCG Capital Corporation May 7, 2008 Page 6

Net investment losses before income tax benefit were $18.6 million which are shown more fully below. The following table summarizes our pre-tax net investment losses:

			Three Months Ended March 31, 2008

					Reversal of
(dollars in thousands)			Realized	Unrealized	Unrealized	Net Gain/
Portfolio Company	Industry	Type	Gain/(Loss)	Gain/(Loss)	(Gain)/Loss	(Loss)

Total Sleep Holdings, Inc.	Healthcare	Control	$ —	$ 6,522	$ —	$ 6,522
National Product Services, Inc.	Business Services	Control	—	1,127	—	1,127
Crystal Media Network, LLC	Broadcasting	Control	(503)	429	503	429
MTP Holding, LLC	Communications	Control	588	36	(588)	36
JetBroadband Holdings, LLC	Cable	Control	—	(6,156)	—	(6,156)
Working Mother Media, Inc.	Publishing	Control	—	(3,889)	—	(3,889)
RadioPharmacy Investors, LLC	Healthcare	Control	—	(2,569)	—	(2,569)
CWP/RMK Acquisition Corp.	Home Furnishings	Non-affiliate	—	(2,470)	—	(2,470)
PremierGarage Holdings, LLC	Home Furnishings	Control	—	(2,290)	—	(2,290)
GMC Television Broadcasting,
LLC	Broadcasting	Control	—	(1,396)	—	(1,396)
Home Interiors & Gifts, Inc.	Home Furnishings	Non-affiliate	—	(1,044)	—	(1,044)
Flexsol Packaging Corp.	Chemicals/Plastics	Non-affiliate	—	(909)	—	(909)
Jet Plastica Investors, LLC	Plastic Products	Control	—	(849)	—	(849)
Teleguam Holdings, LLC	Communications	Non-affiliate	—	(708)	—	(708)
Golden Knight II CLO, Ltd.	Diversified Financial Services	Non-affiliate	—	(663)	—	(663)
CEI Holdings Inc.	Cosmetics	Non-affiliate	—	(540)	—	(540)
Marietta Intermediate Holding
Corporation	Cosmetics	Non-affiliate	—	(513)	—	(513)
Intran Media, LLC	Other Media	Control	—	(496)	—	(496)
Orbitel Holdings, LLC	Cable	Control	—	(457)	—	(457)
Other			115	(1,878)	—	(1,763)

Total			$ 200	$(18,713)	$ (85)	$(18,598)

MCG Capital Corporation May 7, 2008 Page 7 Broadview Investment

     Broadview Networks Holdings, Inc., or Broadview, a competitive local exchange carrier, or CLEC serving primarily business customers, is our largest portfolio investment, in which we hold preferred stock with an aggregate fair value of $197.5 million at March 31, 2008. Our Broadview investment represented approximately 13.1% of the fair value of our total investments at March 31, 2008 compared to 12.3% of the fair value of our total investments at December 31, 2007. Additionally, our investment in Broadview accounted for $8.0 million, or 18.6%, of our total revenue for the three months ended March 31, 2008, compared to $7.8 million, or 15.6%, of our total revenue for the three months ended December 31, 2007.

     Our investment in Broadview entitles us to total preferred claims of approximately $274.9 million, prior to any claims by common shareholders. We are also entitled to accumulating dividends on our preferred stock investment, which accumulate and compound quarterly at an annual rate of 12% on $274.9 million but are not payable in cash on a current basis. Because accumulating dividends are typically not part of taxable income until they are received in cash, it is possible that our GAAP earnings may exceed our taxable earnings by a significant amount until such time as this investment is liquidated.

     In November 2007, Broadview filed a registration statement on Form S-1 to register shares for an initial public offering, or IPO, of equity securities. In the event that Broadview is successful with their IPO, we will be required to convert our yielding preferred stock, which represents an ownership interest of approximately 46% on an as-if converted basis, into non-yielding common stock. In connection with an IPO by Broadview, we may sell a portion of our investment in Broadview, which could result in a significant liquidity event for us.

     Our ability to recognize income from our preferred stock investment in Broadview in future periods will be dependent on the performance and value of Broadview. Broadview continues to perform in accordance with our expectations; however, we currently do not expect to accrue any further dividends on our Broadview investment which will materially reduce our revenue and earnings in future periods.

Cleartel Investment

      Cleartel Communications, Inc., or Cleartel, one of our control investments, is a CLEC serving primarily residential customers. Since the first quarter of 2007, this investment has been, and will continue to be, on non-accrual status for the foreseeable future. We advanced an additional $4.1 million to Cleartel in order to support their operations during the first quarter of 2008. As of March 31, 2008, our investment in Cleartel is composed of subordinated debt with a fair value of $29.3 million, preferred stock with a fair value of zero and 100% of the common stock of Cleartel with a fair value of zero. At March 31, 2008, Cleartel represented approximately 1.9% of the fair value of our investments compared to 1.6% of the fair value of our investments at December 31, 2007.

Valuation

     MCG’s board of directors is responsible for determining the fair value of our portfolio investments on a quarterly basis. As part of our process for determining the fair value of our portfolio investments, we retain independent valuation firms to perform independent valuations on certain of our portfolio companies and review certain of our fair value determinations. These independent valuations and reviews are considered by our board of directors in their determinations of fair value of our portfolio companies. We intend to continue to engage these independent valuation firms to conduct independent valuations and reviews of valuations for certain investments in our portfolio. Our general practice is to obtain an independent valuation or review of valuation once per year for each portfolio investment that has a fair value in excess of $5.0 million.

Over the last four quarters, independent valuation firms performed independent valuations or reviews of valuations for 47 portfolio companies, representing $1,242.1 million or 82% of the fair value of our total portfolio investments and $410.5 million or 80% of the fair value of our equity portfolio investments.

MCG Capital Corporation May 7, 2008 Page 8 Fair Value Measurements

     We adopted Statement of Financial Accounting Standards No. 157—Fair Value Measurements for our financial assets on January 1, 2008. This adoption resulted in a change in estimate in valuing most of the debt we have issued to non-control portfolio companies. In the first quarter of 2008, the impact of this change in estimate totaled a $3.8 million net unrealized loss.

Current Market Conditions

     The debt and equity capital markets in the United States have had a significant impact from the write-offs in the financial services sector relating to subprime mortgages and the re-pricing of credit risk in the broadly syndicated market, among other things. These events, along with the deterioration of the housing market, have led to worsening general economic conditions, which have had an impact on the broader financial and credit markets and have reduced the availability of debt and equity capital for the market as a whole and financial firms in particular. The Company and other commercial finance companies have historically utilized the collateralized loan obligation, or CLO, market to finance some of their investment activities. Due to the current dislocation of the CLO market, which we believe may continue for an extended period of time, we and other companies in the commercial finance sector will have to access alternative debt markets in order to grow. The debt capital that will be available will most likely be at a higher cost, and terms and conditions may be less favorable. This has resulted and will continue to result in significant slowing of our origination activity during 2008.

     In the event that the United States economy enters into an extended downturn or a recession, it is possible that the results of some of the middle market companies similar to those in which we invest could experience deterioration which could ultimately lead to difficulty in meeting debt service requirements and an increase in defaults. While we are not seeing signs of an overall deterioration in the operating results of our portfolio companies at this time, there can be no assurance that the performance of certain of our portfolio companies will not be affected adversely by economic conditions, which could have a negative impact on our future results.

Liquidity and Capital Resources

     As of March 31, 2008, our cash and cash equivalents totaled $12.0 million and our borrowings totaled $720.3 million. Of the $720.3 million in outstanding borrowings, $157.4 million matures within one year. Of this amount, $101.4 million was outstanding under our 2006-2 warehouse facility with Merrill Lynch Capital Corporation as described more fully below and $56.0 million was outstanding under our Revolving Unsecured Credit Facility as also described more fully below. Currently, we also have the ability to borrow up to $130 million under the small business investment company, or SBIC, program, of which $20.0 million has been approved and the remainder of which is expected to become available to us subject to compliance with the Small Business Administration’s customary procedures.

     During April 2008, we completed a rights offering which resulted in the issuance of 9,500,000 shares of common stock. We received approximately $58 million of net cash proceeds as a result of this transaction – see Recent Developments. On May 1, 2008, SunTrust Bank provided the annual renewal of its liquidity facility that supports our $250 million Commercial Loan Funding Trust facility, as required annually – see Recent Developments. In addition, we are continuing to work on a variety of initiatives with our debt facilities to support both our ongoing operations and growth. We have executed a term sheet with an existing lender for a new revolving warehouse facility and are in discussions with a new lender for a new revolving warehouse facility. We currently estimate that these facilities, if obtained, will provide approximately an aggregate $350 million of additional borrowing capacity which would be utilized to support future growth. There can be no assurance that either of these transactions will be consummated or that we will be able to obtain additional borrowing capacity.

     As of March 31, 2008, $101.4 million was outstanding under our 2006-2 warehouse facility with Merrill Lynch Capital Corporation. This facility was previously scheduled to expire on February 29, 2008, and was

MCG Capital Corporation May 7, 2008 Page 9

originally intended to be repaid with proceeds from a placement of debt in the CLO market. Due to the severe dislocation which has occurred in the CLO market, we determined that a CLO transaction is not possible in the near term. On February 12, 2008, this facility was amended to extend the maturity until August 31, 2008. Under the terms of the amendment, we are required to reduce the amount outstanding under this facility to not more than $82.5 million at April 21, 2008, not more than $55.0 million at May 31, 2008, and not more than $27.5 million outstanding at July 21, 2008, with the balance due on August 31, 2008. As of May 7, 2008, the actual amount outstanding under this facility is $60.7 million. We have met, and intend to continue to meet, our repayment obligations under this facility by moving the assets in this facility to other existing facilities – see also discussion of our revolving unsecured facility below.

     Our revolving unsecured credit facility provides for aggregate borrowings of up to $130 million, subject to certain requirements including but not limited to maintaining certain levels of performing assets which are not pledged as collateral to other debt facilities. The amount outstanding under this facility as of May 7, 2008 is $68.0 million. This facility has a 364-day term which matures on June 4, 2008. We currently have a signed term sheet and are working actively with our existing lenders and certain potential new lenders on the renewal of this facility until June 2009. While we are confident at this time that we will be able to renew this facility, there can be no assurance that we will be able to renew this facility. In the event that we are unable to renew this facility at a reasonable size our liquidity will be reduced significantly.

     In addition to our initiatives with respect to our borrowing facilities, we are working on a variety of initiatives to enhance our overall liquidity through the sale of certain debt and equity investments including potentially a portion of our investment in Broadview, our largest investment, in connection with its planned initial public offering in 2008.

     The completion of some or all of these initiatives is expected to provide us with liquidity to be utilized throughout 2008 and potentially beyond. While we believe that some or all of these initiatives can be completed, there can be no assurance that we will be successful with any of these initiatives. In addition, we expect our origination activity to be significantly slower during the remainder of 2008, until we are able to complete some or all of these initiatives. In the event that we are unsuccessful with these initiatives, our ability to originate new investments and continue quarterly distributions at current levels could be impacted.

Dividend Guidance

     For 2008, MCG currently estimates that dividends will be at least $1.25 per share. This estimate takes into consideration our expectations for the performance of our business and estimates of distributable net operating income, capital gains, net income and taxable income for 2008.

Recent Developments

     On March 28, 2008, MCG issued to its stockholders of record transferable rights to subscribe for up to 9,500,000 shares of its common stock. Stockholders received one right for every seven outstanding shares of common stock owned on the Record Date.

     The rights offering expired on April 18, 2008. At the time of expiration, the rights offering, which was oversubscribed by 67%, resulted in the issuance of 9.5 million shares of MCG common stock. Net proceeds after payment of dealer-manager fees and before other offering-related expenses were approximately $58 million and will be used for origination of loans to and investments in primarily middle market companies, repayment of indebtedness, working capital, and other general corporate purposes. The subscription price for the rights offering was $6.36, or 88% of the volume-weighted average of the sales prices, or VWAP, of MCG’s common stock on the Nasdaq Global Select market on the five trading days ending on the expiration date. The VWAP was $7.23. As a result of the issuance of shares at a price below our net asset value per common share, or NAV, our NAV was reduced by approximately $0.80 per share upon the close of this transaction.

MCG Capital Corporation May 7, 2008 Page 10

     In April 2008, MCG’s Board of Directors approved the issuance of 545,100 shares of restricted stock to our employees pursuant to the MCG Capital Corporation 2006 Employee Restricted Stock Plan. Of these restricted shares, 395,100 shares will generally be expensed over four years and 150,000 will be expensed over three years pursuant to an employment agreement.

     In April 2008, MCG increased its commitment to Solutions Capital I, a wholly-owned SBIC subsidiary, which increased the borrowing capacity from $100 million to $130 million that can be used to provide debt and equity capital to qualifying small businesses.

     On May 1, 2008, SunTrust Bank provided the annual renewal of its liquidity facility that supports MCG’s $250 million committed secured warehouse credit facility. This warehouse financing facility is funded through Three Pillars Funding LLC, an asset-backed commercial paper conduit administered by SunTrust Robinson Humphrey, Inc. The warehouse financing facility operates like a revolving credit facility that primarily is secured by the assets of MCG Commercial Loan Funding Trust. The warehouse facility maturity is November 2010, with annual liquidity renewals each year. In connection with this renewal, the interest rates for Class A and Class B advances have increased to the commercial paper rate plus 1.50% and 2.50%, respectively. The Class A and Class B advances previously bore interest at the commercial paper rate plus 0.75% and 1.50%, respectively. The facility commitment fee has increased to 0.30% from 0.20% previously. In addition, we paid a facility renewal fee of $750,000, or 0.30%.

MCG Capital Corporation May 7, 2008 Page 11

Selected Financial Data (dollars in thousands) (unaudited)

Income statement:

Interest and dividend income Advisory fees and other income Total revenue Interest expense Salaries & benefits G & A

Distributable net operating income (DNOI) Amortization of employee restricted stock awards

Net operating income before investment gains and losses and income tax provision (benefit) Net investment gains and losses before income tax provision (benefit) Income tax provision (benefit) Net income (loss)

Reconciliation of distributable net operating income (DNOI) to net operating income:

Net operating income before investment gains and losses and income tax provision (benefit) Amortization of employee restricted stock awards DNOI

DNOI per share-weighted average common shares outstanding (c) (d)

Per common share statistics:

Weighted average common shares outstanding (d)

Net operating income before investment gains and losses and income tax provision (benefit) per common share - basic and diluted (d) Earnings (loss) per common share - basic and diluted (d) Net asset value per common share - period end Dividends declared per common share

2007	2007	2007	2007	2008
Q1	Q2	Q3	Q4	Q1

$36,674	$47,384	$45,129	$46,842	$42,399
3,468	2,804	1,953	2,865	597

40,142	50,188	47,082	49,707	42,996
9,145	10,502	11,888	11,584	10,300
5,502	6,364	6,186	3,748	6,206
2,467	2,804	2,640	3,347	3,482

23,028	30,518	26,368	31,028	23,008
2,982	2,024	2,120	1,898	1,742

20,046	28,494	24,248	29,130	21,266
10,775	8,618	2,205	(34,485)	(18,598)
367	(934)	3,434	(472)	170

$30,454	$38,046	$23,019	$(4,883)	$2,498

$20,046	$28,494	$24,248	$29,130	$21,266
2,982	2,024	2,120	1,898	1,742

$23,028	$30,518	$26,368	$31,028	$23,008

$0.38	$0.48	$0.40	$0.46	$0.34

61,086	63,461	65,537	67,825	67,941
$0.33	$0.45	$0.37	$0.43	$0.31
0.50	0.60	0.35	(0.07)	0.04
12.79	13.23	13.22	12.73	12.36
0.44	0.44	0.44	0.44	0.44

(c)	DNOI is net operating income before investment gains and losses and income tax provision (benefit), as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards. We view DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of our operating performance exclusive of employee restricted stock amortization, which represents an expense of the company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and dividend income which are generally not payable in cash on a regular basis but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income, earnings per share and cash flows from operating activities in our consolidated financial statements, to help analyze how our business is performing.

(d)	In accordance with SFAS 128—Earnings per Share, or SFAS 128, the weighted average shares of common stock outstanding used in computing DNOI per share, NOI per share and basic and diluted earnings per share of common stock share for the three months ended March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008 have been adjusted retroactively by a factor of 1.052% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on March 28, 2008. See Recent Developments for additional information about the rights offering.

MCG Capital Corporation
May 7, 2008

Selected Financial Data
(dollars in thousands)
	(unaudited)
	2007	2007	2007	2007	2008
	Q1	Q2	Q3	Q4	Q1

Average quarterly loan portfolio - fair value	$ 907,276	$ 999,932	$1,057,112	$1,081,260	$1,016,845
Average quarterly total investment portfolio - fair value	1,265,729	1,403,808	1,484,604	1,563,318	1,530,940
Average quarterly total assets	1,333,113	1,453,969	1,567,353	1,619,945	1,590,101
Average quarterly stockholders' equity	750,058	782,558	816,242	850,370	823,485
Return on average total assets (trailing 12 months)
Net operating income before investment gains and losses and income tax	6.63%	7.02%	6.86%	6.82%	6.62%
provision (benefit)
Net income	8.39%	9.11%	8.59%	5.80%	3.77%
Return on average equity (trailing 12 months)
Net operating income before investment gains and losses and income tax	11.80%	12.64%	12.57%	12.74%	12.60%
provision (benefit)
Net income	14.94%	16.41%	15.73%	10.83%	7.17%
Yield on average loan portfolio at fair value
Average LIBOR	5.36%	5.36%	5.45%	5.01%	3.27%
Spread to average LIBOR on average yielding loan portfolio at fair value (e)	8.34%	8.35%	8.21%	8.31%	9.73%

	13.70%	13.71%	13.66%	13.32%	13.00%
Impact of fee accelerations of unearned fees on paid/restructured loans	0.21%	0.02%	0.20%	0.13%	0.03%
Impact of previously unaccrued income	0.00%	1.48%	0.00%	0.00%	0.00%
Impact of non-accrual loans	(1.69%)	(1.67%)	(1.65%)	(1.33%)	(0.90%)

Total yield on average loan portfolio at fair value	12.22%	13.54%	12.21%	12.12%	12.13%

Cost of funds
Average LIBOR	5.36%	5.36%	5.45%	5.01%	3.27%
Spread to average LIBOR excluding amortization of deferred debt issuance	1.01%	1.04%	0.96%	1.08%	2.07%
costs (e)
Impact of amortization of deferred debt issuance costs	0.33%	0.20%	0.16%	0.22%	0.27%

Total cost of funds	6.70%	6.60%	6.57%	6.31%	5.61%

Net interest margin	8.70%	10.39%	8.76%	8.83%	8.29%

Selected period end balance sheet statistics:
Total investment portfolio at fair value	$1,342,166	$1,463,208	$1,514,957	$1,545,090	$1,512,416
Total assets	1,409,996	1,573,123	1,579,386	1,637,581	1,574,686
Borrowings	606,102	701,065	659,780	751,035	720,336
Total equity	760,698	826,991	866,309	834,689	810,203
Cash, securitization accounts	20,866	34,260	20,325	37,003	20,494
Period end debt to period end equity	79.68%	84.77%	76.16%	89.98%	88.91%
Period end debt, net of cash, securitization accounts to period end equity	76.93%	80.63%	73.81%	85.54%	86.38%

Other statistics (at period end):
Number of portfolio companies	84	87	86	81	79
Number of employees	86	90	94	95	98
Loans on non-accrual as a percentage of total debt investments (fair value) (f)	12.09%	10.67%	10.08%	6.52%	7.06%
Loans past due greater than 90 days as a percentage of total debt investments	2.31%	0.22%	0.77%	0.00%	1.18%
(fair value)

(e)	The impact due to the timing of the LIBOR resets is included in the spread to average LIBOR. The impact to the yield on average loan portfolio at fair value for Q4 2007 and Q1 2008 was approximately 0.20% and 0.88%, respectively. The impact to the cost of funds for Q4 2007 and Q1 2008 was approximately 0.03% and 0.79%, respectively

(f)	At March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008 the impact of Cleartel on loans on non-accrual as a percentage of total debt investment at fair value is 8.29%, 7.70%, 5.37%, 2.44% and 2.94%, respectively. The decrease in the impact of Cleartel on the non-accrual percentage from Q1 2007 through Q4 2007 is a result of the unrealized depreciation recorded during 2007.

MCG Capital Corporation
May 7, 2008

	Selected Financial Data
	(dollars in thousands)
		(unaudited)
	2007	2007	2007	2007	2008
	Q1	Q2	Q3	Q4	Q1

Investment rating: (g)
IR 1 total investments at fair value (h)	$ 835,338	$931,312	$986,207	$ 1,107,050	$ 1,045,038
IR 2 total investments at fair value	258,936	271,131	265,365	207,668	192,358
IR 3 total investments at fair value	221,998	231,055	175,030	180,193	218,896
IR 4 total investments at fair value	24,600	26,723	26,188	20,113	21,703
IR 5 total investments at fair value	1,294	2,987	62,167	30,066	34,421

IR 1 percentage of total portfolio	62.2%	63.6%	65.1%	71.7%	69.1%
IR 2 percentage of total portfolio	19.3%	18.5%	17.5%	13.4%	12.7%
IR 3 percentage of total portfolio	16.6%	15.9%	11.6%	11.7%	14.5%
IR 4 percentage of total portfolio	1.8%	1.8%	1.7%	1.3%	1.4%
IR 5 percentage of total portfolio	0.1%	0.2%	4.1%	1.9%	2.3%

New investments by security type
Secured senior debt	$ 73,202	$101,544	$62,117	$ 51,432	$ 9,782
Subordinated debt	70,691	38,978	48,885	63,491	9,692
Preferred equity	33,945	48,584	25,681	48,249	17,710
Common/Common equivalents equity	52	2,194	4,057	2,390	9

Total	$ 177,890	$191,300	$140,740	$ 165,562	$ 37,193

Exits and repayments by security type
Secured senior debt	$ 31,114	$26,195	$70,599	$ 63,679	$ 33,532
Subordinated debt	51,990	29,306	17,233	20,873	13,696
Preferred equity	2,484	11,460	70	4,902	3,592
Common/Common equivalents equity	8,225	11,503	2,977	11,263	751

Total	$ 93,813	$78,464	$90,879	$ 100,717	$ 51,571

Exits and repayments by transaction type
Scheduled principal amortization	$ 5,487	$9,386	$17,897	$ 17,689	$ 9,773
Senior loan sales	2,000	2,603	-	28,506	10,733
Principal prepayments	72,266	38,026	67,466	35,586	27,332
Payment of payment-in-kind interest and dividends	4,740	8,955	2,547	5,816	2,990
Sale of equity investments	9,320	19,494	2,969	13,120	743

Total	$ 93,813	$78,464	$90,879	$ 100,717	$ 51,571

(g)	MCG uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

	1	Capital gain expected or realized

	2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

	3	Full return of principal and interest or dividend expected but customer requires closer monitoring

	4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

	5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

(h)	At March 31, 2007, June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, approximately $460,326, $524,030, $545,135, $620,584 and $593,388, respectively, of our investments with an investment rating of “1” were loans to companies in which we also hold equity securities or for which we have already realized a gain on our equity investment.

MCG Capital Corporation
May 7, 2008

	Selected Financial Data
	(dollars in thousands)
	(unaudited)

	2007	2007	2007	2007	2008
	Q1	Q2	Q3	Q4	Q1

Composition of investments at period end, fair value
Secured senior debt	$ 425,433	$ 499,369	$ 492,355	$ 479,214	$ 452,445
Subordinated debt
Secured	509,486	534,955	516,642	522,742	513,467
Unsecured	25,404	12,034	37,075	32,189	32,722

Total debt	960,323	1,046,358	1,046,072	1,034,145	998,634

Preferred equity	326,567	357,928	401,273	447,229	449,978
Common/Common equivalents equity	55,276	58,922	67,612	63,716	63,804

Total equity	381,843	416,850	468,885	510,945	513,782

Total	$1,342,166	$1,463,208	$1,514,957	$1,545,090	$1,512,416

Percentage of investments at period end, fair value
Secured senior debt	31.7%	34.1%	32.5%	31.0%	29.9%
Subordinated debt
Secured	38.0%	36.6%	34.1%	33.9%	34.0%
Unsecured	1.9%	0.8%	2.4%	2.1%	2.1%

Total debt	71.6%	71.5%	69.0%	67.0%	66.0%

Preferred equity	24.3%	24.5%	26.5%	28.9%	29.8%
Common/Common equivalents equity	4.1%	4.0%	4.5%	4.1%	4.2%

Total equity	28.4%	28.5%	31.0%	33.0%	34.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

About MCG Capital Corporation

     MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

     This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.